Exhibit 99.1

FOR IMMEDIATE RELEASE
July 18, 2007
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.4 million, or $0.51 earnings per basic and $0.50 earnings per diluted share for the quarter ended June 30, 2007, compared to net income of $1.7 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the quarter ended June 30, 2006. The current year net income represented a 14.2% decrease, compared to the second quarter net income reported during the prior year. For the quarter ended June 30, 2007, return on average assets (ROA) was 0.93% and return on average equity (ROE) was 11.00%.
     For the six months ended June 30, 2007, the Bancorp reported net income of $2.9 million, or $1.04 earnings per basic and $1.03 earnings per diluted share, compared to $3.3 million, or $1.19 earnings per basic and $1.18 earnings per diluted share for the six months ended June 30, 2006. The current six-month net income represented a 12.7% decrease over the six-month net income reported during the prior year. For the six months ended June 30, 2007, return on average assets (ROA) was 0.95% and return on average equity (ROE) was 11.36%.
     “Short term interest rates and slower than anticipated loan growth continue to negatively impact core earnings,” said David A. Bochnowski, chairman and chief executive officer. “Loan originations have not kept pace with the pay-off of commercial loan participations as borrowers seek permanent financing through long term debt instruments,” he added.
     At June 30, 2007, assets totaled $607.3 million, a decrease of $11.7 million or 1.9% for the six-month period. During the current period, the Bancorp’s loan portfolio decreased by $14.7 million, while the securities portfolio increased by $6.3 million. Contributing to the decrease in loan balances were several large commercial loan pay-offs. Core deposits, which include checking, savings and money market accounts, decreased by $19.6 million during the six months ended June 30, 2007. The decrease in core deposits resulted, in part, from expected withdrawals by local government units. Core deposits represented 55.8% of the Bancorp’s total deposits at the end of the period. Certificates of deposit growth totaled $8.4 million, while repurchase agreement balances decreased by $762 thousand.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.4 million for the quarter ended June 30, 2007, compared to $4.9 million for the quarter ended June 30, 2006, a decrease of 9.4%. For the six months ended June 30, 2007, net interest income totaled $8.8 million compared to $9.9 million for the six months ended June 30, 2006, a decrease of 11.1%.
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     “With the support of our board of directors, we’ve set a course for growth that is aligned with the Bancorp’s vision to create a stellar, high-performance community bank through the prudent allocation of our capital resources. With our strategically located banking centers and advanced technology, we remain committed to delivering products and services that conveniently bring value to our customers,” Bochnowski noted.
     In spite of current economic pressures, the Bancorp’s non-performing loans to total assets remain at the manageable level of 0.60% at June 30, 2007. During the three and six months ended June 30, 2007, $5 thousand in loan loss provisions were required. Net recoveries totaled $2 thousand for the current quarter, while net charge-offs totaled $1 thousand for the six months ended June 30, 2007. The balance of $4.3 million in the allowance for loan losses at June 30, 2007 is considered adequate by management, based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.
     Noninterest income totaled $1.1 million for the quarter ended June 30, 3007, an increase of $39 thousand, or 3.7%. For the six months ended June 30, 2007, noninterest income totaled $2.1 million, an increase of $42 thousand, or 2.0%. The current quarter and six month noninterest income increased as a result of gains recognized from the sale of fixed rate mortgages and available-for-sale securities.
     Noninterest expense totaled $3.60 million for the quarter ended June 30, 2007, compared to $3.56 million for the quarter ended June 30, 2006. The change represents an increase of $39 thousand, or 1.1%. The increase is the result of additional depreciation and data processing expense related to banking operations. Noninterest expense totaled $7.1 million for the six months ended June 30, 2007, compared to $7.2 million for the six months ended June 30, 2006. The change represents a decrease of $73 thousand, or 1.0%. The change is attributed to decreased compensation and benefit costs, timing of marketing expenses and other noninterest expenses related to banking operations.
     At June 30, 2007, shareholders’ equity stood at $50.5 million or 8.3% of total assets. The book value of the Bancorp’s stock stood at $18.01 at quarter-end.
     “In addition to the opening of a new Banking Center in Crown Point this fall, we have targeted sites in Gary, Valparaiso, St. John, Chesterton, and Portage for expansion,” Bochnowski said. “Our focus is to grow Peoples Bank through the efficient delivery of retail and small business banking products and services, aided by the efforts of experienced commercial loan officers and private banking specialists, and enhanced through strategic marketing initiatives.”
     According to Bochnowski, this expansion plan includes offering customers the opportunity to utilize the investment and trust services of the Bank’s Wealth Management Group. “This has already proven to be an attractive move for our customers as the book value of assets under management has grown to $175.7 million, an increase of 21.3% during the last six months,” Bochnowski noted.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart,
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     Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,
	2007	December 31,
	(unaudited)	2006
Assets

Cash and cash equivalents	$12,426	$15,764
Available-for-sale securities	88,674	83,765
Held-to-maturity securities	16,625	15,247
Federal Home Loan Bank Stock	3,544	3,544
Loans held for sale	609	—
Loans receivable	456,973	471,716
Less: allowance for loan losses	(4,271)	(4,267)

Net loans receivable	452,702	467,449
Premises and equipment	14,558	14,603
Foreclosed real estate	130	323
Cash value of bank owned life insurance	11,017	10,822
Other assets	6,977	7,465

Total assets	$607,262	$618,982

Liabilities and Stockholders’ Equity
Deposits	$501,686	$512,931
Borrowed funds	51,144	51,501
Accrued expenses and other liabilities	3,886	4,540

Total liabilities	556,716	568,972

Stockholders’ Equity	50,546	50,010

Total liabilities and stockholders’ equity	$607,262	$618,982

Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Total interest income	$8,847	$8,624	$17,712	$16,928
Total interest expense	4,422	3,728	8,877	6,994

Net interest income	4,425	4,896	8,835	9,934
Provision for loan losses	5	15	5	15

Net interest income after provision for loan losses	4,420	4,881	8,830	9,919

Total noninterest income	1,093	1,054	2,131	2,089
Total noninterest expenses	3,598	3,559	7,106	7,179

Income before income tax expenses	1,915	2,376	3,855	4,829
Income tax expenses	494	722	948	1,500

Net Income	$1,421	$1,654	$2,907	$3,329

Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Earnings per common share:
Basic	$0.51	$0.59	$1.04	$1.19
Diluted	$0.50	$0.58	$1.03	$1.18
Net interest margin	3.21%	3.50%	3.19%	3.56%
Return on average assets	0.93%	1.07%	0.95%	1.08%
Return on average equity	11.00%	13.89%	11.36%	14.06%

	At
	June 30,	June 30,
	2007	2006
Stockholders’ equity as a percent of total assets	8.32%	7.62%
Book value per share	$18.01	$17.00